EXHIBIT 15

IRALawyer, LLC	666 High Street, Suite 200-A Worthington, OH 43085 Phone (614) 207-2441 Fax (614)750-3001 www.iralawyer.com johnhyre@realestatetaxlaw.com

Bridgewell Preferred Income Fund, L.P.

710 Vassar Street

Orlando, FL 32804

Re: Bridgewell Preferred Income Fund, L.P., Offering Circular on Form 1-ATax Opinion

This opinion letter is furnished to you pursuant to Item 17 of Part II to Form 1-A in connection with the offering circular under Regulation A (the “Offering Circular”) filed or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), as amended, for the registration of 50,000 units, representing limited partnership interests, of Bridgewell Preferred Income Fund, L.P.

(the “Partnership”).

I have examined the Offering Circular and Exhibits thereto. I have also examined and relied upon the certificate of limited partnership of the Partnership filed with the Florida Division of Corporations, as amended to date, and the partnership agreement of the Partnership, as amended to date, and such other documents, agreements, instruments and certificates of public officials of the State of Florida and of authorized persons of the Partnership as I have deemed necessary for purposes of rendering the opinions set forth below (the foregoing documents are collectively referred to herein as the “Documents”).

In expressing the opinions set forth below, I have assumed, and so far as is known to me there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, all statements and information contained in the Documents are true and complete, and all signatories to the Documents were legally competent to do so.

I have also assumed and relied upon the truth, accuracy and correctness of (a) the statements contained in the Registration Statement, and (b) the representations, views, beliefs, and intentions of the general partner made or otherwise set forth in the Registration Statement.

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Subject to all of the qualifications herein and in reliance upon the representations and assumptions set forth herein, I am of the opinion that the following material income tax issues shall have a favorable outcome on the merits if challenged by the IRS and litigated and decided by a court of law:

(1) The Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation;

(2) The Partnership will not be classified as a "publicly traded partnership" under Section 7704 of the Code;

(3) A Limited Partner's interest in the Partnership will be treated as a passive activity;

(4) The activities contemplated by the Partnership will be considered activities entered into for profit by the Partnership;

(5) The Partnership is not currently required to register as a tax shelter with the IRS under Section 6111 of the Code prior to the offer and sale of the Unites based upon the General Partner's representation that the "tax shelter ratio" with respect to an investment in the Partnership, as defined in the Code and Regulations, will not exceed 2 to 1 for any investor as of the close of any year in the Partnership's first five calendar years;

(6) Partnership items of income, gain, loss, deduction and credit will be allocated between the General Partner and the Limited Partners substantially in accordance with the allocation provisions of the Partnership Agreement, and

(7) The Partnership will not be classified as a "tax shelter" under Section 6662(d) of the Code for purposes of determining certain potential exemptions from the application of the accuracy-related penalty provisions.

The opinions expressed above depend upon, and are qualified by, the Partnership’s ability, through its actual operations, to comply with the Qualifying Income Requirements of sections 7704(c)(2) and (d) of the Internal Revenue Code of 1986, as amended (the “Code”), or compliance by the partners of the Partnership with the requirement that Partnership interests not be readily tradable on a secondary market or the functional equivalent thereof as described in Code section 7704(b)(2) and corresponding Regulations.

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No opinion is given as to the tax consequences to investors at the individual level with regard to any tax issue that depends upon the specific facts and circumstances of an individual partner. Such tax consequences include, but are not limited to, the application of alternative minimum taxes, investment interest limitations or the application at the partner level or Code Section 183 limitations on losses from activities not entered into for profit.

I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions expressed above are limited to the federal law of the United States, and I do not express any opinion herein concerning any other law. Such opinions are based on my examinations stated herein, the Code the U.S. Treasury regulations (the “Regulations”) thereunder, published rulings of the Internal Revenue Service, and cases or other relevant authority as are pertinent, all as of the date of this letter. Therefore, no assurance can be given that the opinions stated herein may be affected by changes in the Code, the Regulations and other relevant authority, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion as an Exhibit to the Offering Circular. I also hereby consent to the reference to our firm under the heading “Legal Matters” in the Offering Circular. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

John Hyre

Attorney, IRALawyer, LLC

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